Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288952

PROSPECTUS

ACTUATE THERAPEUTICS, INC.

1,332,994 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders identified herein (each, a “Selling Stockholder” and, together, the “Selling Stockholders”) of up to an aggregate of 1,332,994 shares (the “Shares”) of common stock, par value $0.000001 per share (the “Common Stock”), of Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), which consists of (i) 666,497 shares of Common Stock, and (ii) 666,497 shares of Common Stock issuable upon the exercise of warrants (the “Warrants” and the shares of Common Stock issuable upon the exercise of the Warrants, the “Warrant Shares”).

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. However, upon any exercise of the Warrants, we will receive the exercise price of such Warrants.

The Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution.” For information on the Selling Stockholders, see the section entitled “Selling Stockholders.” Discounts, concessions, commissions and similar selling expenses attributable to the sale of Shares covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC”).

Our Common Stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “ACTU.” On August 1, 2025, the last reported sales price of our Common Stock, as reported on Nasdaq, was $7.26 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings. See “Prospectus Summary-Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for resale by the Selling Stockholders who may, from time to time, sell the securities described in this prospectus. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. However, upon any exercise of the Warrants, we will receive the exercise price of such Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor any of the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus includes our trademarks, and trade names, including but not limited to Actuate and Actuate Therapeutics, which are protected under applicable intellectual property laws. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any prospectus supplement or document incorporated by reference herein, contains forward-looking statements about us and our industry. In addition, from time to time, we or our representatives have made or will make forward-looking statements. The forward-looking statements involve substantial risks and uncertainties. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future financing, future revenues, and projected costs, prospects, plans and objectives of management, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned clinical trials and preclinical studies for elraglusib and any future product candidates, the timing and likelihood of regulatory filings and approvals for elraglusib and any future product candidates, our ability to commercialize elraglusib and any future product candidates, if approved, the pricing and reimbursement of elraglusib and any future product candidates, if approved, the potential to develop future product candidates, the potential benefits of strategic collaborations and potential to enter into any future strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated product development efforts, and our ability to fund development activities, including because our financial condition raises substantial doubt as to our ability to continue as a going concern and we will require substantial additional capital to finance our operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. In addition, any forward-looking statements are qualified in their entirety by reference to the factors discussed further under the heading “Risk Factors” in this prospectus or in any prospectus supplement or document incorporated by reference.

You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similarly qualified statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to rely unduly upon them.

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INDUSTRY AND MARKET DATA

Certain market, industry and competitive data included in this prospectus were obtained from our own internal estimates and research, as well as from publicly available information, reports of governmental agencies and industry publications and surveys in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that is important to your investment decision, and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in or incorporated by reference into this prospectus. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus and in documents incorporated by reference. Unless the context requires otherwise, references in this prospectus to “Actuate,” the “Company,” “we,” “us,” and “our” refer to Actuate Therapeutics, Inc.

Overview

We are a clinical stage biopharmaceutical company focused on developing therapies for the treatment of high impact, difficult to treat cancers through the inhibition of glycogen synthase kinase-3 (“GSK-3”). We are developing elraglusib (formerly 9-ING-41), an ATP-competitive small molecule that is designed to enter cancer cells and block the function of the enzyme glycogen synthase kinase-3 beta (“GSK-3β”), a master regulator of complex biological signaling cascades, including those mediated by oncogenes, that lead to tumor cell survival, growth, migration, and invasion. We believe that the blockade of GSK-3β signaling ultimately results in the death of the cancer cells and the regulation of anti-tumor immunity.

We have exclusively licensed a portfolio of GSK-3 inhibitors developed in a collaboration between The Board of Trustees of the University of Illinois-Chicago (“UIC”) and Northwestern University (“NU”). Elraglusib is the lead investigational product in our portfolio and is being evaluated in a Phase 2 trial in patients with metastatic pancreatic ductal adenocarcinoma (“mPDAC”), our most advanced clinical indication to date. We have also advanced a Phase 1/2 clinical trial in refractory pediatric malignancies, including Ewing sarcoma (“EWS”), which we recently completed in July 2025.

Elraglusib represents a broad opportunity for us to potentially initiate and advance multiple drug development programs around our lead asset based on data emerging from completed or ongoing Phase 1/2 trials and non-clinical biological, cellular, and animal data. Animal tumor model data, Phase 1/2 clinical data and AI-based computational approaches have identified a number of areas of unmet clinical need in cancer where elraglusib may play an interventional role, including pancreatic, metastatic melanoma, lung, colon, breast, renal, and ovarian cancer, leukemias and lymphomas, as well as some pediatric cancers including Ewing sarcoma, neuroblastoma and pediatric leukemias.

Corporate Information

Our principal executive offices are located at 1751 River Run, Suite 400, Fort Worth, Texas 76107. Our telephone number is (817) 887-8455. Our website address is www.actuatetherapeutics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

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Recent Developments

On June 25, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) with certain institutional and accredited investors, or the Selling Stockholders. Pursuant to the Securities Purchase Agreement, we issued and sold to the Selling Stockholders an aggregate of (i) 666,497 shares of Common Stock, at a purchase price of $7.00 per share, and (ii) Warrants to purchase up to an aggregate of 666,497 shares of Common Stock with an exercise price of $7.00 per Warrant. The Warrants are exercisable on a cash only basis at any time after the date of issuance and expire 20 days following the Milestone Date (as defined below) for additional proceeds to the Company of up to approximately $4.7 million if all Warrants are exercised in full. The “Milestone Date” is the earliest to occur of (i) the U.S. Food and Drug Administration (“FDA”) issuing Breakthrough Therapy designation for elraglusib and (ii) the date that the FDA provides written communication available to the Company of its determination as to whether the Company may pursue registration for elraglusib using existing Phase 2 clinical data or data from a future Phase 3 clinical trial.

Bios 2024 Co-Invest, LP, a current stockholder of the Company purchased 71,428 shares and Warrants to purchase 71,428 shares in the Private Placement for an aggregate purchase price of $499,996, and, together with its affiliates following the closing of the Private Placement is deemed to beneficially own approximately 49.9% of the Common Stock. Dr. Aaron G.L. Fletcher, who is the Managing Partner and co-founder of Bios Partners, is the Chairman of the Company’s Board of Directors.

The Private Placement closed on June 27, 2025 (the “Closing Date”). The Company received gross proceeds from the Private Placement of approximately $4.7 million, before deducting fees and offering expenses. The Company intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

In connection with the Private Placement, on June 25, 2025, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholders, pursuant to which we agreed to file a registration statement with the SEC covering the resale of the Shares sold in the Private Placement. We agreed to file such registration statement within 45 days following the Closing Date. The Registration Rights Agreement includes customary indemnification rights in connection with the registration statement providing for the resale of the Shares. The registration statement of which this prospectus forms a part has been filed in accordance with the Registration Rights Agreement.

The foregoing summary descriptions of the Securities Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

Risk Factor Summary

Our business is subject to many significant risks. You should read and carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 13, 2025, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025, and the other documents incorporated by reference in this prospectus. If any of the risks summarized below actually occurs, our business, prospects, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

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Risks Related to the Offering

•	Our financial condition raises substantial doubt as to our ability to continue as a going concern.

•	Investors who buy shares at different times will likely pay different prices.

•	Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of Common Stock to fall.

•	Our management team has broad discretion over the use of any proceeds received pursuant to the exercise of the Warrants, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

•	We have a limited operating history, have incurred significant operating losses and expect to incur significant operating losses for the foreseeable future. We have a high risk of never generating revenue or becoming profitable or, if we achieve profitability, it may not be sustained.

•	We require substantial additional capital in the near term to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

•	Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates. In addition, any capital obtained by us may be obtained on terms that are unfavorable to us, our investors, or both.

•	Under the common stock purchase agreement, dated March 27, 2025 (the “Committed Equity Facility”) with B. Riley Principal Capital II (“B. Riley”), it is not possible to predict the actual number of shares we will sell to B. Riley, or the actual gross proceeds resulting from those sales.

Risks Related to Clinical Development and Potential Regulatory Approval

•	We do not have, and may never have, any approved products on the market. Our business is highly dependent upon receiving approvals from various governmental agencies and will be severely harmed if we are not granted approval to manufacture and sell our product candidates.

•	We currently depend entirely on the success of elraglusib, which is our only product candidate. If we are unable to advance elraglusib in clinical development, obtain regulatory approval and ultimately commercialize elraglusib in a timely manner, our business will be materially harmed.

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•	Even if we complete all planned clinical trials including a Phase 3 trial in the future, there is no guarantee that at the time of submission the FDA will accept our NDA.

•	Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, and results of prior preclinical studies and early clinical trials are not necessarily predictive of future results. Elraglusib or any future product candidates may not achieve favorable results or receive regulatory approval on a timely basis, if at all.

•	We may not be successful in our efforts to advance elraglusib in additional indications. We may expend our limited resources to pursue a new product candidate or a particular indication for elraglusib and fail to capitalize on more profitable or successful alternatives.

•	Use of elraglusib or any future product candidates could be associated with side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon elraglusib or any future product candidate, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

•	If we experience delays or difficulties in the enrollment of subjects to our clinical trials, our receipt of necessary regulatory approvals could be delayed or otherwise adversely affected.

•	Interim, topline, and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

Risks Related to Our Reliance on Third Parties

•	The termination of third-party licenses could adversely affect our rights to important technologies.

•	Our current elraglusib drug substance (“DS”) manufacturer is in China, and it is unknown how current or future geopolitical relationships with China may affect our ability to obtain DS, increase our costs, delay clinical trials and potential regulatory approval, and adversely impact our financial condition.

•	Unfavorable tariffs could increase the cost of drug substance of elraglusib used in clinical trials and potential commercialization, if approved, which could adversely affect our business, financial condition or results of operations.

•	We rely on third parties to conduct our non-clinical studies and clinical trials. If these parties do not successfully carry out their duties or meet deadlines, we may be unable to obtain regulatory approval for or commercialize our product candidates and adversely affect our financial condition.

•	Data provided by collaborators and other parties upon which we rely have not been independently verified and could turn out to be inaccurate, misleading, or incomplete.

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Risks Related to Commercialization of Elraglusib and any Future Product Candidates

•	We have a limited operating history and no products approved for commercial sale, which may make it difficult to evaluate our prospects and likelihood of success.

•	Our business is highly dependent on the success of our sole product candidate, elraglusib, and any other future product candidates that we advance into clinical development, all of which will require significant additional development before we can seek regulatory approval for and launch a product commercially.

Risks Related to Our Intellectual Property

•	We may not be able to enforce our intellectual property rights throughout the world.

•	If we and our third-party licensors do not obtain and preserve protection for key intellectual property rights, our competitors may be able to take advantage of our development efforts.

•	If we fail to comply with our license, collaboration or other intellectual property-related agreements, we may incur damages and could lose rights that may be necessary for developing, commercializing and protecting our current or future technologies or drug candidates or granting sublicenses.

Risks Related to Our Business Operations and Industry

•	If we lose key management leadership, and/or scientific personnel, and if we cannot recruit qualified employees or other significant personnel, we may experience program delays and increased compensation costs, and our business may be materially disrupted.

•	Competition and technological change may make our product candidates less competitive or obsolete. We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

•	Our anticipated operating expenses and capital expenditures are based upon our management’s estimates of possible future events. Actual amounts could differ materially from those estimated.

Risks Associated to our Common Stock

•	Concentration of ownership by our principal stockholders limits the ability of others to influence the outcome of director elections and other transactions requiring stockholder approval, creates the potential for conflicts of interest, may negatively impact our stock price and may deter or prevent efforts by others to acquire us, preventing our stockholders from realizing a control premium.

•	Current and new investors will experience dilution due to future sales or issuances of our Common Stock.

•	The trading price of the shares of our Common Stock could be highly volatile regardless of our operating performance, and purchasers of our Common Stock could incur substantial losses.

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•	Numerous shares may now be sold into the open market upon expiry of the IPO lock-up in February 2025. Substantial sales of shares could cause the price of our Common Stock to decline.

•	Sales of a substantial number of our securities in the public market by our existing stockholders under this offering or the Committed Equity Facility with B. Riley could cause the price of our shares of Common Stock to fall.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, under the JOBS Act, an emerging growth company can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, are not subject to the same new or revised accounting standards as public companies who are not emerging growth companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities in our initial public offering (the “IPO”), or December 31, 2029.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Common stock offered by the Selling Stockholders	Up to 1,332,994 shares of Common Stock, which consists of (i) 666,497 shares of Common Stock, and (ii) 666,497 shares of Common Stock issuable upon the exercise of the Warrants.

Shares of Common Stock outstanding prior to this offering	20,470,504 shares of Common Stock.

Shares of Common Stock outstanding immediately after giving effect to the issuance of the shares registered hereunder	21,137,001 shares of Common Stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. However, upon any exercise of the Warrants, we will receive the exercise price of such Warrants. See the section titled “Use of Proceeds.”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See the section titled “Risk Factors” on page 8 of this prospectus and the section titled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our Common Stock.

Nasdaq symbol for our Common Stock	“ACTU”

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 20,470,504 shares outstanding as of June 30, 2025, and excludes:

•	1,774,477 shares of our Common Stock issuable upon the exercise of stock options outstanding as of June 30, 2025, at a weighted average exercise price of $6.49 per share;

•	584,111 shares of our Common Stock issuable upon vesting of restricted stock units outstanding as of June 30, 2025;

•	3,647,945 shares of Common Stock that remain reserved for issuance under the Committed Equity Facility with B. Riley Principal Capital II;

•	922,096 shares of Common Stock issuable upon the exercise of warrants outstanding as of June 30, 2025, at a weighted average exercise price of $7.87 per share, however, of such shares subject to warrants, the 666,497 shares of Common Stock issuable upon exercise of the Warrants at an exercise price of $7.00 per share are included in the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares registered hereunder; and

•	2,311,841 shares of Common Stock reserved for future issuance under our 2024 Stock Incentive Plan (the “2024 Plan”).

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RISK FACTORS

Investing in our Common Stock is speculative and involves a high degree of risk. You should consider carefully the risks described below and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 13, 2025, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025, each as updated or superseded by the risks and uncertainties described under similar headings in other documents that are filed after the date hereof and incorporated by reference into this prospectus together with all of the other information contained in this prospectus and incorporated by reference herein, and any free writing prospectus that we may authorize for use in connection with this offering. If any of these risks occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. Additionally, these risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and in the “Risk Factors” section of our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and other documents incorporated by reference. See the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

As of March 31, 2025, we had $3,889,405 in cash and cash equivalents and working capital deficit of $4,905,390. While we have received additional funding through the Private Placement and the Committed Equity Facility, based on our current operating plan, we estimate that our existing cash and cash equivalents as of the date hereof will not satisfy the Company’s operational and capital requirements for fiscal year 2025.

We have incurred and expect to continue to incur significant costs in the development of our sole drug candidate, elraglusib. Our unaudited condensed consolidated financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business; however, our current liabilities exceeded our assets as of March 31, 2025. To date, we have not generated product revenues from our activities and have incurred substantial operating losses. We expect that we will continue to generate substantial operating losses for the foreseeable future, if and until, we are able to complete development and potentially receive approval of our product candidate. We expect to continue to fund our operations primarily through utilization of our current financial resources and we will require additional funding of capital in the near term.

These conditions raise substantial doubt about our ability to continue as a going concern. Additionally, our independent registered public accounting firm included in its audit opinion for the year ended December 31, 2024 an explanatory paragraph that there is substantial doubt as to our ability to continue as a going concern. We plan to address these conditions by raising funds from public or private offerings of equity or debt securities and other funding sources, which may include our Committed Equity Facility. However, there can be no assurance that such funding will be available to us, or will be obtained on terms favorable to us or will provide us with sufficient funds to meet our objectives. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. Further, the sale of or the perception of the sale of a substantial number of our common stock by selling securityholders pursuant to a registration statement filed with the SEC will adversely affect the price of our Common Stock due to our limited trading volume. In addition, the sale of a substantial number of our Common Stock by such selling securityholders will adversely affect the share price that we may obtain in future financings and may adversely affect our ability to conduct and complete future financings.

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We may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impacted by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If we are unable to raise capital in the near term or on commercially acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, or even curtail or cease operations.

In addition, the reaction of investors to the inclusion of a going concern statement by our auditors and our potential inability to continue as a going concern may materially adversely affect our ability to raise new capital or enter into partnerships. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. If we become unable to continue as a going concern, we may have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the value reflected in our unaudited condensed consolidated financial statements, and it is likely that investors would lose all or a part of their investment.

Investors who buy shares at different times will likely pay different prices.

The Selling Stockholders may resell all, some or none of the Shares at any time or from time to time in their discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholders in this offering as a result of future sales made by us at prices lower than the prices such investors paid for their shares in this offering.

Sales of a substantial number of our securities in the public market by our existing stockholders could cause the price of our shares of Common Stock to fall.

The Selling Stockholders can resell, under this prospectus, up to 1,332,994 shares of Common Stock, which consists of (i) 666,497 shares of Common Stock, and (ii) 666,497 shares of Common Stock issuable upon the exercise of the Warrants. Sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholders and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities.

Our management team has broad discretion over the use of any proceeds received pursuant to the exercise of the Warrants and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We will not receive any of the proceeds from the sale of the Warrant Shares, if any, by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $4.7 million if all Warrants are exercised in full, based on the per share exercise price of $7.00 for the Warrants. Our management team will have broad discretion as to the use of the net proceeds from the exercise of the Warrants, if any, and we could use such proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flows.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Stockholders pursuant to this prospectus. However, we may receive proceeds in the aggregate of up to approximately $4.7 million if all of the Warrants in this offering are exercised. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

We intend to use any proceeds from the exercise of the Warrants for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

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MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on the Nasdaq Global Market under the symbol “ACTU.”

As of June 30, 2025, there were 20,470,504 shares of our Common Stock outstanding, held of record by 103 stockholders. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Dividend Policy

We have not declared or paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant and subject to applicable laws and the restrictions contained in any future financing instruments. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

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SELLING STOCKHOLDER

This prospectus relates to the resale from time to time of: (i) 666,497 shares of Common Stock, and (ii) 666,497 shares of Common Stock issuable upon the exercise of the Warrants pursuant to this prospectus and any accompanying prospectus supplement. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholders on June 25, 2025 in order to permit the Selling Stockholders to offer the shares included in this prospectus for resale from time to time.

When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale. The following table sets forth, as of June 30, 2025, the names of the Selling Stockholders, and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders, as of the date of this prospectus, assuming exercise of all Warrants held by each such Selling Stockholder on that date. The third column lists the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus.

Name of Selling Stockholder(1)	Number of securities Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of shares of Common Stock Owned After Offering
	Number	Percent (2)		Number	Percent
GROW Small Cap Equity Long Short L.P. (4)	857,142	4.10%	857,142	0	–
3i, LP (5)	142,856	*	142,856	0	–
Bios Equity Affiliated Funds (6)	10,191,259	49.62%	142,856	10,048,403	48.92%
Laurence Lytton (7)	73,428	*	71,428	2,000	*
Matthew Tiampo (8)(9)	85,712	*	85,712	0	–
Off-Piste Fund LP (9)	28,570	*	28,570	0	–
Thomas O’Halloran (10)	48,267	*	29,000	19,267	*
Victor O’Halloran (11)	4,000	*	4,000	0	–

________________

* Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.

(1)	Unless otherwise specified below, the business address of each person is: c/o Actuate Therapeutics, Inc., 1751 River Run, Suite 400, Fort Worth, Texas 76107.

(2)	Applicable percentage ownership is based on 20,470,504 shares of our Common Stock outstanding as of June 30, 2025.

(3)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

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(4)	The business address of GROW Small Cap Equity Long Short L.P. is 4275 Executive Square, Suite 335, La Jolla, CA 92037. Includes 428,571 shares of Common Stock issuable upon the exercise of Warrants held by GROW Small Cap Equity Long Short L.P. Carl Wiese is the Manager of Grow Small Cap Equity Long Short L.P.

(5)	The business address of 3i, LP is 2 Wooster Street, 2nd Floor, New York, NY 10013. Includes 71,428 shares of Common Stock issuable upon the exercise of Warrants held by 3i, LP. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC.

(6)	The business address of Bios Equity Affiliated Funds (as defined below) is 1751 River Run, Suite 400, Fort Worth, Texas 76107. Includes (i) 300,749 shares of common stock held by Bios Actuate Co-Invest I, LP, (ii) 2,094,650 shares of common stock held by Bios Actuate Co-Invest II, LP, (iii) 573,394 shares of common stock held by Bios Actuate Co-Invest III, LP, (iv) 307,538 shares of common stock held by Bios Fund I QP, LP, (v) 525,797 shares of common stock held by Bios Fund I, LP, (vi) 131,248 shares of common stock and 3,528 shares of common stock issuable upon the exercise of warrants held by Bios Fund II NT, LP, (vii) 980,433 shares of common stock and 26,355 shares of common stock issuable upon the exercise of warrants held by Bios Fund II QP, LP, (viii) 300,143 shares of common stock and 8,068 shares of common stock issuable upon the exercise of warrants held by Bios Fund II, LP, (ix) 404,814 shares of common stock held by Bios Fund III NT, LP, (x) 2,506,667 shares of common stock held by Bios Fund III QP, LP, (xi) 383,791 shares of common stock held by Bios Fund III, LP, (xii) 84,917 shares of common stock and 31,884 shares of common stock underlying options that are or will be exercisable within 60 days held by BP Directors, LP, (xiii) 1,259,427 shares of common stock held by Bios Clinical Opportunity Fund, LP, and (xiv) 196,428 shares of common stock and 71,428 shares of common stock issuable upon the exercise of warrants held by Bios 2024 Co-Invest, LP. Bios Equity Partners, LP is the general partner of Bios Actuate Co-Invest I, LP; Bios Equity Partners III, LP is the general partner of Bios Actuate Co-Invest II, LP, Bios Actuate Co-Invest III, LP, Bios Fund III NT, LP, Bios Fund III QP, LP, Bios Fund III, LP; Bios Equity Partners, LP is the general partner of Bios Fund I QP, LP and Bios Fund I, LP; Bios Equity Partners II, LP is the general partner of Bios Fund II NT, LP, Bios Fund II QP, LP and Bios Fund II, LP; Dr. Fletcher and Leslie W. Kreis, Jr. are the general partners of BP Directors, LP; and Bios Equity COF, LP is the general partner of Bios Clinical Opportunity Fund, LP (collectively, the “Bios Equity Affiliated Funds”). Cavu Management, LP, an entity managed and controlled by Mr. Kreis, Jr., and Bios Capital Management, LP, an entity managed and controlled by Dr. Fletcher (“Bios Capital Management, LP”), are the general partners of Bios Equity Partners, LP, Bios Equity Partners II, LP and Bios Equity Partners III, LP. Bios Capital Management, LP is the general partner of Bios Equity COF, LP. Cavu Advisors LLC, an entity that is managed and controlled by Mr. Kreis, Jr., is the general partner of Cavu Management LP. Bios Advisors GP, LLC, an entity that is managed and controlled by Dr. Fletcher, is the general partner of Bios Capital Management, LP. The shares owned by Bios Equity Affiliated Funds are aggregated for purposes of reporting share ownership information. Mr. Kreis, Jr. and Dr. Fletcher share voting and investment control with respect to shares held by the Bios Equity Affiliated Funds. Dr. Fletcher is the Chairman of the Company’s Board of Directors.

(7)	Includes 35,714 shares of Common Stock issuable upon the exercise of Warrants held by Laurence Lytton.

(8)	Includes 28,571 shares of Common Stock issuable upon the exercise of Warrants held by Matthew Tiampo.

(9)	The business address for the Off-Piste Fund LP is 200 S. Virginia Street, 8th Floor, Reno, Nevada 89501. Includes 14,285 shares of Common Stock issuable upon the exercise of Warrants held by Off-Piste Fund LP. Matthew Tiampo is the portfolio manager of the Off-Piste Fund LP. Matthew Tiampo exercises voting and investment discretion over securities held by Off-Piste Fund LP.

(10)	Includes 14,500 shares of Common Stock issuable upon the exercise of Warrants held by Thomas O’Halloran.

(11)	Includes 2,000 shares of Common Stock issuable upon the exercise of Warrants held by Victor O’Halloran.

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DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, and of the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value of $0.000001 per share, and 10,000,000 shares of preferred stock, par value $0.000001 per share.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our amended and restated certificate of incorporation also provides that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our amended and restated certificate of incorporation. See the subsection titled “-Certain Anti-Takeover Effects of Delaware Law” and “-Amendment of Charter Provisions” below.

Dividends

Subject to preferences that may apply to any outstanding preferred stock, the holders of our Common Stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available therefor.

Liquidation

In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Rights, Preferences and Privileges

Holders of our Common Stock have no conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

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Fully Paid and Nonassessable

All of our outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of our Common Stock, could adversely affect the rights and powers, including voting rights, of the Common Stock and could have the effect of delaying, deterring or preventing a change of control of our company or an unsolicited acquisition proposal.

Warrants

As of June 30, 2025, there were outstanding warrants to purchase an aggregate of 922,096 shares of our Common Stock at a weighted average exercise price of $7.87 per share, including the Warrants issued in the Private Placement.

Private Placement Warrants

The Warrants to purchase of up to 666,497 shares of Common Stock were issued pursuant to the Securities Purchase Agreement, at an exercise price of $7.00 per share of Common Stock, subject to adjustment as forth in the Warrants. The Warrants will be exercisable on a cash only basis at any time after the date of issuance and expire 20 days following the Milestone Date for additional proceeds to the Company of up to approximately $4.7 million if all Warrants are exercised in full. The registration statement of which this prospectus forms a part registers the Warrant Shares issuable upon exercise of the Warrants.

Equity Awards

As of June 30, 2025, there were 1,774,477 stock options outstanding, which have a weighted average exercise price of approximately $6.49 per share, and 584,111 unvested RSUs outstanding under the 2024 Plan.

Registration Rights

Certain holders of shares of our Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act under the investor rights agreement entered into in connection with the purchase of our preferred stock that converted into Common Stock upon our IPO.

The Company entered into a registration rights agreement with B. Riley with respect to the resale of any shares sold under the Committed Equity Facility (the “B. Riley Registration Rights Agreement”).

The Selling Stockholders entered into the Registration Rights Agreement, providing for the registration of their Shares as set forth in this registration statement.

Copies of the Investor Rights Agreement, the B. Riley Registration Rights Agreement and the Registration Rights Agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

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Certain Anti-Takeover Provisions of Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairman of the board of directors, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Staggered Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

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Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the Court of Chancery) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our amended and restated certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

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Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 51 Mercedes Way, Edgewood, NY 11717.

Listing

Our Common Stock is listed on the Nasdaq Global Market under the trading symbol “ACTU.”

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SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

A person who has beneficially owned restricted Common Stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we have been required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the then outstanding shares of Common Stock; or

•	the average weekly trading volume of Common Stock, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Common Stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (IRS), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Common Stock and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons subject to the alternative minimum tax;

•	persons that own, or have owned, actually or constructively, more than 5% of our Common Stock at any time;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•	persons holding our Common Stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

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If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our Common Stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Common Stock

We have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we do make cash or other property distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Common Stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described under the section titled “Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Prospective investors should consult their tax advisors concerning whether they may benefit from an applicable income tax treaty.

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Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Common Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Common Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Common Stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Common Stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock, and our Common Stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations).

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Common Stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Common Stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA currently applies to dividends paid on our Common Stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Prospective investors are encouraged to consult with their own tax advisors regarding the potential implications of FATCA on their investment in our Common Stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equity holders of the Selling Stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

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In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants, however, we will receive the exercise price of the Warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the Selling Stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements of Actuate Therapeutics, Inc. as of December 31, 2024 and for the year then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Actuate Therapeutics, Inc. as of December 31, 2023 and for the year ended December 31, 2023 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of KMJ Corbin & Company LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.actuatetherapeutics.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of the information that we file with it after the date of the filing of the registration statement of which this prospectus forms a part, which means that we can disclose important information to you by referring you to the documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of the registration statement and all such documents we may file with the SEC after the effectiveness of the registration statement, are incorporated by reference in this prospectus until the termination of the offering under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 13, 2025;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed on May 15, 2025;

•	our Current Reports on Form 8-K filed (except for items 2.02 and 7.01) on February 7, 2025, March 28, 2025, May 6, 2025, May 23, 2025, June 2, 2025 and June 26, 2025; and

•	the description of our capital stock set forth in Exhibit 4.5 of our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 13, 2025, together with any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Actuate Therapeutics, Inc.

1751 River Run, Suite 400

Fort Worth, Texas 76107

(817) 887-8455

Copies of certain information filed by us with the SEC, including our Annual Report on Form 10-K and Current Reports on Form 8-K, are also available on our website at https://actuatetherapeutics.com/. Information contained on our website or accessible through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished, but not filed, with the SEC.

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1,332,994 Shares of Common Stock

PROSPECTUS

August 4, 2025